Filed Pursuant to Rule 433

Registration No. 333-202290-03

Free Writing Prospectus Dated September 21, 2015

Final Term Sheet

LOUISVILLE GAS AND ELECTRIC COMPANY

$300,000,000 FIRST MORTGAGE BONDS, 3.300% SERIES DUE 2025

$250,000,000 FIRST MORTGAGE BONDS, 4.375% SERIES DUE 2045

Issuer:	Louisville Gas and Electric Company

Issuance Format:	SEC Registered

Trade Date:	September 21, 2015

Settlement Date:	September 28, 2015 (T+5)

Joint Book-Running Managers:	J.P. Morgan Securities LLC BNP Paribas Securities Corp. Goldman, Sachs & Co. Mizuho Securities USA Inc.

Co-Managers:	CIBC World Markets Corp. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Title:	First Mortgage Bonds, 3.300% Series due 2025	First Mortgage Bonds, 4.375% Series due 2045

Principal Amount:	$300,000,000	$250,000,000

Stated Maturity Date:	October 1, 2025	October 1, 2045

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016	April 1 and October 1, commencing April 1, 2016

Annual Interest Rate:	3.300%	4.375%

Price to Public:	99.957%	99.917%

Benchmark Treasury:	2.000% due August 15, 2025	3.000% due May 15, 2045

Benchmark Treasury Yield:	2.205%	3.030%

Spread to Benchmark Treasury:	+110 basis points	+135 basis points

Yield to Maturity:	3.305%	4.380%

Optional Redemption:	Prior to July 1, 2025 (the “Par Call Date”), the bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed that would be due if the Stated Maturity Date of such bonds were the Par Call Date (not including any portion of any payments of interest accrued to, but not including, the Redemption Date), discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points; plus, in either case, accrued and unpaid interest to the Redemption Date. On or after the Par Call Date, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.	Prior to April 1, 2045 (the “Par Call Date”), the bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed that would be due if the Stated Maturity Date of such bonds were the Par Call Date (not including any portion of any payments of interest accrued to, but not including, the Redemption Date), discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus 25 basis points; plus, in either case, accrued and unpaid interest to the Redemption Date. On or after the Par Call Date, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.

CUSIP / ISIN:	546676AW7 / US546676AW72	546676AX5 / US546676AX55

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds prior to the settlement date will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds prior to the settlement date should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; BNP Paribas Securities Corp. toll-free at (800) 854-5674; Goldman, Sachs & Co. toll-free at (866) 471-2526 or Mizuho Securities USA Inc. at (866) 271-7403.